Exhibit 10.2

January 20, 2017

[Name of Recipient]

[Address]

Ladies and Gentlemen:

2016 was an exciting and a challenging year for Helios and Matheson Analytics Inc. (the “Company”). With the assistance of [Name of Consultant] (the “Firm”), we were able to complete the merger of Zone Technologies, Inc. This letter, referred to herein as the “Plan”, constitutes an “employee benefit plan”, as that term is defined in Rule 405 promulgated under the Securities Act of 1933.

In appreciation for the Firm’s efforts, the Company will issue to the Firm 200,000 shares of its unregistered common stock, referred to in this Plan as the “Shares”, subject to the following:

(i)     The Company will submit a listing of additional shares form to The Nasdaq Stock Market LLC (“Nasdaq”) covering the Shares. The Shares will not be issued unless and until Nasdaq approves the listing of additional shares form. If the listing of additional shares form is not approved by Nasdaq, this grant will be null and void and the Shares shall not be issued.

(ii)     As a consultant, the Firm will have the obligation to pay, when and as due, any and all taxes incurred as a result of the issuance of the Shares.

If the terms of this grant are agreeable to you, please countersign this Plan at the space designated below. Upon receipt of Nasdaq’s approval of the listing of additional shares form and the Firm’s signed copy of this Plan, the Company will issue the Shares to the Firm.

Note that by signing this Plan at the space below, you confirm that the Firm is an accredited investor, as defined in Rule 501 promulgated under the Securities Act of 1933, as amended.

This Plan constitutes the entire agreement between the Company and the Firm with respect to the issuance of the Shares and supersedes all prior agreements and understandings, both written and oral, among the Company and the Firm with respect to the issuance of the Shares.

The contents of this Plan may not be amended except by an instrument in writing signed by the Firm and the Company.

All questions concerning the construction, validity, enforcement and interpretation of this Plan shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Firm and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS LETTER OR ANY TRANSACTION CONTEMPLATED HEREBY.

Again, we thank the Firm for all of its hard work in 2016 and look forward to working with it in 2017.

Very truly yours,

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Stuart Benson
Stuart Benson, Chief Financial Officer

I have read the above Plan and agree to the terms. I am authorized to sign the Plan on behalf of [Name of Consultant].

[Name of consultant]

By:
[Name and title of signatory]